EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77I:
  Terms of new or amended securities

EXHIBIT C:
  Attachment to item 77O:
  Transactions effected pursuant to Rule 10f-3

EXHIBIT D:
  Attachment to item 77Q1:
  Exhibits
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:
Report of Independent Accountants

To the Board of Directors and Shareholders of Credit Suisse Fixed Income Fund, Inc.

In planning and performing our audit of the financial statements of Credit Suisse Fixed Income Fund, Inc. (the Fund) for the period ended October 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 2001.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
December 17, 2001





EXHIBIT B:
SUB-ITEM 77I:  Terms of new or amended securities

The Fund offers Class A, B and C shares effective July
31, 2001.
Class A shares are offered subject to a front-end sales load of up to 4.75% of the offering price of the Fund; provided, however, that such front-end sales charges may be waived in certain circumstances described in the Fund's prospectus and statement of additional information. The Fund's Class A Shares are subject to a Rule 12b-1 fee of .25 of 1% per year of the average daily net assets of the Class A shares of the Fund consisting of distribution payments and/or service fees of .25 of 1% per year of the average daily net assets of the Class A shares of the Fund. Specified minimum initial and subsequent purchase amounts are applicable to the Class A shares.
The Fund's Class B shares are offered subject to a contingent deferred sales charge of 4% if redeemed within 1 year after purchase, 3% if redeemed more than 1 year but less than 2 years after purchase, 2% if redeemed more than 2 years but less than 3 years after purchase, and 1% if redeemed more than 3 years but less than 4 years after purchase and 0% if redeemed more than 4 years after purchase; provided, however, that such contingent deferred sales charge may be waived in certain circumstances described in the Fund's prospectus and statement of additional information. The Fund's Class B shares are subject to a Rule 12b-1 fee at an annual rate of 1.00% per year of the average daily net assets of the Class B shares of the Fund consisting of
(i) an asset-based sales charge of .75 of 1% per year of the average daily net assets of the Class B shares of the Fund and
(ii) a service fee of .25 of 1% per year of the average daily net assets of the Class B shares of the Fund. Specified minimum initial and subsequent purchase amounts are applicable to the Class B shares.
The Fund's Class C shares are offered subject to a contingent deferred sales charge of 1% if redeemed within 1 year after purchase and 0% if redeemed more than 1 year after purchase; provided, however, that such contingent deferred sales charge may be waived in certain circumstances described in the Fund's prospectus and Statement of Additional Information. The Fund's Class C shares will be subject to a Rule 12b-1 fee at an annual rate of 1.00% per year of the average daily net assets of the Class C shares of the Fund consisting of (i) an asset-based sales charge of .75 of 1% per year of the average daily net assets of the Class C shares of the Fund and (ii) a service fee of .25 of 1% per year of the average daily net assets of the Class C shares of the Fund. Specified minimum initial and subsequent purchase amounts are applicable to the Class C shares.




EXHIBIT C:
10-F3 Transactions
For the Period of May 1, 2001 through October 31, 2001

FUND NAME: Credit Suisse Fixed Income Fund

INFORMATION WILL BE DISPLAYED IN THE FOLLOWING ORDER:

OFFERING
DATE
BROKER
PRICE
PAR/ SHARES
% OF OFFERING
% OF ASSETS
SYNDICATE MEMBER


Crown Castle International 144 A
5/10/01
JP Morgan Chase
100
230
0.05
0.05
CS First Boston




EXHIBIT D:
SUB-ITEM 77Q1: Exhibits
 (d) Certificate of Authorization, Establishment and
Designation of Classes of Shares

CREDIT SUISSE WARBURG PINCUS FIXED INCOME FUND
Certificate of Authorization, Establishment and
Designation of Classes of Shares
The undersigned, being the Vice President and Secretary of Credit Suisse Warburg Pincus Fixed Income Fund, a Massachusetts trust with transferable shares (the "Trust"), DOES HEREBY
CERTIFY that, pursuant to the vote of a Majority of the Trustees of the Trust acting pursuant to Section 6.1(d) and Section 9.3 of the Trust's Agreement and Declaration of Trust dated January 20, 1987, as heretofore amended (the "Declaration"), at a meeting duly called and held on April 26, 2001, the Trust does hereby authorize, establish and designate three (3) new Classes of Shares having the relative rights and preferences set forth below:
1. The assets held by the Trust on April 26, 2001 (the
"Reference Date") consist of a single portfolio, the Fixed
Income Fund (the "Existing Portfolio"). The beneficial interests in the Existing Portfolio are at the Reference Date represented by a single series of Shares, par value one mill ($.001) per share (the "Existing Series"). The shares of the Existing Series authorized at the Reference Date consist of two Classes (the "Existing Classes"), the Common Class Shares and the Advisor Class Shares. An unlimited number of shares of each of the Existing Classes may be issued.
2. In addition to the Existing Classes, there are hereby authorized and established three (3) new Classes of Shares of the Existing Series, which shall bear the names Class A Shares, Class B Shares and Class C Shares, respectively (each a "New Class" and collectively, the "New Classes"). An unlimited number of Shares of each of the New Classes may be issued.
3. Shares of each New Class shall be entitled to the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in the Declaration, including without limitation paragraphs (a) through
(k) of Section 6.2 thereof. Shares of each New Class shall have such further additional rights and obligations with respect to sales charges, redemption charges and other fees or charges, allocations of expenses, conversion rights and voting rights as are determined by the Trustees with respect to such New Class as set forth in the Prospectus or Statement of Additional Information pursuant to which the Shares of such New Class are sold.
4. Capitalized terms used herein without definition have the meanings assigned to such terms in the Declaration.
IN WITNESS WHEREOF, I have hereunto set my hand as of the day and year set forth opposite my signature below.


Dated: May 17, 2001
/s/Hal Liebes
Name:  Hal Liebes
Title:    Vice President and
Secretary

ACKNOWLEDGMENT
STATE OF NEW YORK
COUNTY OF NEW YORK    ss.    May 17, 2001
Then personally appeared the above-named Hal Liebes and
acknowledged the foregoing instrument to be his free act and deed.
Before me,
/s/Stuart J. Cohen
Notary Public
My Commission Expires: August 25, 2001